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                                 Exhibit 99.1


                             FOR IMMEDIATE RELEASE
                             ---------------------

BOSTON LIFE SCIENCES COMMENTS ON ISSUANCE AND SIGNIFICANCE OF ANTI-ANGIOGENESIS
                        PATENT COVERING MAJOR DISEASES


November 3, 1998, Boston, MA- Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company had received Notice of Issuance of its patent on the use of Troponin I to treat a broad spectrum of angiogenic diseases. The patent was assigned USP# 5,837,680 and is due to issue November 17, 1998, the Company said.

"The issued claims are extremely extensive; covering the use of Troponin to treat solid tumors, eye diseases, atherosclerosis, hypertrophic scarring (including in the spinal cord), arthritis, and psoriasis, among others," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI. "Evidence is accumulating at a rapid pace indicating that in addition to metastatic growth, anti-angiogenesis may play an important role in treatment strategies to address coronary atherosclerosis and spinal cord injury. With this patent, and our latest results from our recent, extensive pre-clinical metastases studies, our stake in the anti-angiogenesis sector continues to grow more and more meaningful," added Dr. Lanser.

David Hillson, President and CEO added: "Troponin has interested a number of potential corporate partners based upon both the efficacy results in inhibiting tumor metastases as well as retinal neovascularization. We believe that BLSI programs to extend Troponin into the areas of heart disease and spinal injury
represent huge additional opportunities.   We expect that the issuance of the
patent will serve to further increase that interest, since ultimate patent protection is always a concern of potential pharmaceutical partners."


BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to Troponin I, products awaiting FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of Rheumatoid Arthritis; AF1 for the potential treatment of stroke and spinal cord injury; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.



For further information please contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

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